EXHIBIT 10.55

                        INCENTIVE STOCK OPTION AGREEMENT

      THIS AGREEMENT, made this 2nd day of July, 2004, by and between GELSTAT CORPORATION, a Minnesota corporation (the "Company"), and NICHOLAS BLUHM ("Optionee").

      1. Grant of Option.

      Pursuant to its 2003 Incentive Plan (the "Plan"), the Company grants to Optionee, the right and option (the "Option") to purchase all or any part of an aggregate of four hundred thousand (400,000) shares of the Company's Common Stock, par value $0.01 per share (the "Stock"), at the price of $5.05 per share (the "Option Price") on the terms and conditions set forth in this Agreement. The Option is intended to be an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent the Option does not qualify as an incentive stock option under the Code, it shall be nonqualified.

      2. Duration and Exercisability.

      (a) Subject to the other Sections of this Agreement, the Option shall be exercisable on and after the dates set forth below with respect to the number of shares of Stock indicated.

                  Date                        No. of Shares (Cumulative)
                  ----                        --------------------------
            January 1, 2005                               20,000
             April 1, 2005                                40,000
              July 1, 2005                               120,000
            October 1, 2005                              140,000
            January 1, 2006                              160,000
             April 1, 2006                               180,000
              July 1, 2006                               260,000
            October 1, 2006                              280,000
            January 1, 2007                              300,000
             April 1, 2007                               320,000
              July 1, 2006                               400,000

      (b) The Option shall arise on the date of this Agreement and shall in all events terminate on July 1, 2009 (the "Option Period").

      (c) During Optionee's lifetime, the Option shall be exercisable only by Optionee and shall not be assignable or transferable by Optionee, other than by will or the laws of descent and distribution.

      3. Effect of Termination of Employment. The Company and Optionee are parties to a certain Employment Agreement dated July 1, 2004 (the "Employment Agreement"). Capitalized terms used without definition in this Section 3 shall have the meanings accorded to them by the Employment Agreement.

      (a) If Optionee's employment by the Company is Terminated for Good Cause or Optionee voluntarily resigns Optionee's employment by the Company, then Optionee shall have thirty (30) calendar days to exercise the Option with respect to the shares of Stock that are exercisable under Section 2 on or before the date of Termination. If Optionee is Terminated for Good Cause, then with respect to such number of shares of Stock as would otherwise subject to the Option but which are not exercisable under Section 2, then, subject to Section 3(e), the Option shall immediately cease to be exercisable.

      (b) If Optionee's employment by the Company is Terminated Without Good Cause or Optionee's employment by the Company is Terminated by Resignation for Good Reason, then Optionee shall have three hundred sixty-five (365) calendar days to exercise the Option with respect to the number of shares of Stock that are exercisable under Section 2 on or before the date of Termination.


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      (c) If Optionee's employment by the Company is Terminated Without Good
Cause but then Optionee executes and does not rescind a full and final release of claims agreement in favor of the Company (the form of which will be provided by the Company),then Optionee shall have three hundred sixty-five (365) calendar days to exercise the Option with respect to such additional number of shares of Stock as would have become exercisable had Optionee continued to be employed by the Company for a period of twenty-four months immediately after the date of Termination. If Optionee's employment by the Company is Terminated Without Good Cause, with respect to such number of shares of Stock as would otherwise be subject to the Option but which are not exercisable under Section 2 or as described in the immediately preceding sentence, then, subject to Section 3(e), the Option shall immediately cease to be exercisable.

      (d) If Optionee's employment by the Company is Terminated by Resignation for Good Reason but then Optionee executes and does not rescind a full and final release of claims agreement in favor of the Company (the form of which will be provided by the Company),then Optionee shall have three hundred sixty-five (365) calendar days to exercise the Option with respect to such additional number of shares of Stock as would have become exercisable had Optionee continued to be employed by the Company through July 1, 2007. Optionee's employment by the Company is Terminated by Resignation for Good Reason, with respect to such number of shares of Stock as would otherwise be subject to the Option but which are not exercisable under Section 2 or as described in the immediately preceding sentence, then, subject to Section 3(e), the Option shall immediately cease to be exercisable.

      (e) If Optionee's employment is terminated on either June 30, 2005 or June 30, 2006, by Failure To Renew, then Optionee shall have three hundred sixty-five
(365) calendar days to exercise the Option with respect to the shares of Stock that are exercisable under Section 2 on or before the date of Termination.

      (f) Except in the case of Termination by Failure to Renew as provided for by paragraph (e) above, if Optionee's employment by the Company is Terminated, then Optionee shall have thirty (30) calendar days to exercise the Option with respect to at least one hundred thousand (100,000) shares of Stock whether or not the Option is otherwise exercisable with respect to such number of shares of Stock under Section 2.

      4. Manner of Exercise.

      (a) The Option may be exercised only by Optionee or other proper party delivering within the Option Period written notice of exercise to the Company at its principal office plus Optionee's original copy of this Agreement. The notice shall state the number of shares as to which the Option is being exercised and be accompanied by payment in full of the Option Price for all shares of Stock designated in the notice. The number of shares of Stock issued to Optionee pursuant to Optionee's exercises of the Option shall be noted on Optionee's original copy of this Agreement prior to its return to Optionee.

      (b) Optionee may pay the Option Price in cash, by check (bank check, certified check or personal check), or by money order or as otherwise provided in the Plan.

      5. Miscellaneous.

      (a) The Option is issued pursuant to the Company's 2003 Incentive Plan and is subject to its terms which are incorporated by reference. The Plan is available for inspection during business hours at the principal office of the Company.

      (b) This Agreement shall not confer on Optionee any right with respect to continued employment by the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company to terminate such employment at any time. Optionee shall have none of the rights of a shareholder with respect to shares of Stock subject to the Option until such shares shall have been issued to Optionee upon exercise of the Option.

      (c) The exercise of all or any parts of the Option shall only be effective at such time that the sale of Stock pursuant to such exercise shall not violate any state or federal securities laws.


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      (d) If there shall be any change in the Stock of the Company through merger, consolidation, reorganization, recapitalization, dividend in the form of Stock (of whatever amount), stock split or other change in the corporate structure of the Company, and all or any portion of the Option shall then be unexercised and not yet expired, then equitable adjustments in the outstanding Option shall be made by the Company in order to prevent dilution or enlargement of Option rights. Such adjustments shall include, where appropriate, changes in the number of shares of Stock and the Option Price per share subject to the outstanding Option. This Section is intended to ensure equitable adjustments to the Option to reflect changes in the authorized and/or outstanding capital stock of the Company which affect all shareholders and which arise from reorganization of the capital structure of the Company. No adjustments shall be made for issuance of capital stock by the Company for value.

      (e) The Company shall at all times during the Option Period reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Option.

      (f) If Optionee shall dispose of any of the Stock acquired by Optionee pursuant to the exercise of the Option within two (2) years from the date the Option was granted or within one (1) year after the transfer of any such shares to Optionee upon exercise of the Option, then, in order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it under the circumstances, Optionee shall promptly notify the Company of the dates of acquisition and disposition of such shares, the number of shares so disposed of, and the consideration, if any, received for such shares. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure (i) notice to the Company of any disposition of the Stock of the Company within time periods described above and (ii) that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Optionee. If the Company is unable to withhold such federal and state taxes, for whatever reason, Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law. Optionee may, subject to the approval and discretion of the Board of Directors of the Company, elect to have all or a portion of such tax withholding obligations satisfied by delivering shares of the Company's Stock having a fair market value determined on the date of exercise equal to such obligations.

      (g) Optionee agrees that if (i) the Company advises Optionee that it plans an underwritten public offering of its common stock in compliance with the Securities Act of 1933, as amended, and that the underwriters have requested that certain shareholders, including Optionee, refrain from selling, entering into any contract to sell, or granting any option to buy or otherwise dispose of part or all of their common stock or common stock purchase rights, then (ii) for a period not to exceed one hundred eighty (180) days from the prospectus, Optionee shall not sell or contract to sell, or grant an option to buy or otherwise dispose of the Option or any of the underlying Stock without the prior written consent of the underwriters. This Section shall not prohibit any exercise of the Option.

      (h) Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and determines in its sole discretion that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the exercisability of the Option and the date on which the Option must be exercised, provided that the Company gives Optionee fifteen (15) days' prior written notice of such acceleration, and
(ii) to cancel any portion of the Option or any other option granted to Optionee pursuant to the Option which is not exercised prior to or contemporaneously with such public offering. To the extent the Option is cancelled pursuant to this Section, the Company shall grant Optionee stock appreciation right or other equivalent compensation which provides the same benefits as the Option so cancelled. Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Optionee at the address of Optionee on file with the Company.

      (i) The Company may require as a condition precedent to exercisability of the Option, Optionee's execution of an agreement ("Buy-Sell Agreement") whereby the Company may repurchase the Stock acquired pursuant to the Option in certain circumstances. If the Company has not made demand for execution of a Buy-Sell Agreement within six months after execution of this Agreement, this condition shall be irrevocably waived.


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      (j) The stock certificates for any Stock acquired pursuant to the Option shall bear an appropriate legend to reflect the restrictions imposed by this Agreement.

      (k) Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud and inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least ten (10) years. If the parties cannot agree on an arbitrator within twenty
(20) days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator. Arbitration shall be conducted pursuant to the provisions of this Agreement and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such disputes. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fee, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorney's fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                        GELSTAT CORPORATION

                                        By:  /s/ Stephen C. Roberts
                                             ------------------------
                                        Its Chairman and Chief Executive Officer

                                        /s/ Nicholas Bluhm
                                        ---------------------
                                        NICHOLAS BLUHM